Exhibit 99.1

CAI International, Inc. Reports Results for the Second Quarter of 2020 and Declares Quarterly Dividend

SAN FRANCISCO--(BUSINESS WIRE)--August 6, 2020--CAI International, Inc. (“CAI” or the “Company”) (NYSE: CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the second quarter of 2020.

Summary

  Net loss attributable to CAI common stockholders for the second quarter of 2020 was $2.8 million, or $0.16 per fully diluted share, primarily due to intangible asset write-offs as a result of accounting for the logistics business as a discontinued operation.
  Net income from continuing operations attributable to CAI common stockholders for the second quarter of 2020 was $13.7 million, or $0.78 per fully diluted share.
  Container lease revenue for the second quarter of 2020 was $69.4 million, compared to $69.1 million in the first quarter of 2020.
  CAI’s Board of Directors declared the Company’s first quarterly cash dividend of $0.25 per common share payable on September 25, 2020 to shareholders of record as of September 11, 2020.
  The Company is currently experiencing strong demand from a number of customers for new container leases. Container costs are stable and lease returns are attractive.
  Average utilization for CAI’s owned container fleet during the second quarter of 2020 was 98.0%, compared to 98.4% for the first quarter of 2020. Current utilization is 98.2%.
  In early July 2020, the Company entered into an interest rate swap fixing $500 million of its variable rate debt. Approximately 77% of the Company’s debt is now fixed rate.
  The Company has approximately $180 million of liquidity in the form of available cash on hand and ability to draw on its credit facilities without additional collateral being provided.
  As previously announced, on June 15, 2020, CAI terminated its formal strategic alternatives review process. The Company is committed to focusing solely on the container business and is actively pursuing its strategy to divest of non-core businesses.
  CAI’s Board of Directors has adopted formal stock ownership guidelines for its non-executive directors.

Additional information on CAI's results, as well as comments on market trends, is available in a presentation posted today on the "Investors" section of CAI's website, www.capps.com.

Timothy Page, Interim President and Chief Executive Officer of CAI, commented, “We are very pleased with our results during the second quarter. Net income from continuing operations attributable to CAI common stockholders was $13.7 million, or $0.78 per fully diluted share. The quarter began with a great deal of uncertainty as we were in the depths of the COVID-19 global pandemic. As the quarter progressed, markets began to stabilize, liquidity returned and expectations for recovery improved. The global container shipping industry right sized fleets, rationalized pricing and moved to profitability. Consequently, the Company did not experience any meaningful payment delays or credit issues and we have been generating strong free cash flow. As we have entered the third quarter, utilization is increasing, and we are experiencing strong demand from our customers for both depot and new equipment.

“During the first half of 2020, we saw limited customer demand for leased containers. Consequently, the Company took delivery of only $41 million, or 30,000 TEU, of containers in the first two quarters of 2020. However, demand has been particularly strong since mid-June and we have commitments from customers to lease approximately 70,000 TEU of containers, all of which we expect to be picked up before the end of the third quarter. Additionally, we have lease commitments for approximately 50,000 TEU of containers for delivery in the fourth quarter of 2020. All of these transactions have attractive returns associated with them. As a result of this strong customer demand, we expect our core container business to generate increasing net income in the coming quarters.

“CAI’s operating performance during the quarter was supported by the strong 98.0% utilization of our owned container fleet. Utilization increased towards the end of June and currently stands at 98.2%. We expect a continuation in the trend of increasing utilization in the coming months as global demand increases. Our continuing strong performance in utilization reflects the long-term nature of our contracts, tight redelivery restrictions and ongoing fleet management, all of which underscore the long-term committed nature of our cash flow.

“Our average cash interest rate in the second quarter was 2.88%. In early July we completed an interest rate hedging transaction swapping one month LIBOR for a fixed rate of 0.29% on $500 million of our floating rate debt for a term of five years. Approximately 77% of the Company’s debt is now fixed rate. Going forward, we plan to maintain fixed rate debt between 75% and 85% of our total debt.

“During the second quarter, we terminated our previously announced strategic review process and made a decision to focus on our container business and divest our non-core businesses. We have accounted for the logistics business in the second quarter as a discontinued operation. Under accounting rules for discontinued operations, the logistics business reported a net loss for the quarter of $16.6 million, or $0.94 per fully diluted share, primarily due to the non-cash impairment of goodwill and intangible assets arising from the reclassification of logistics assets as assets held for sale. We are pleased to report that we are engaged in advanced discussions with a potential purchaser of our logistics business. We continue to explore disposing of our rail investments in the most beneficial manner for shareholders.

“We also are pleased to announce that we have initiated a program of returning capital to our shareholders through the payment of regular quarterly dividends, the first of which is a dividend of $0.25 per share payable on September 25, 2020 to common shareholders of record as of September 11, 2020.”

Mr. Page concluded, “We are focused on deploying our capital to increase shareholder value, whether that be through regular shareholder dividends, investing in containers during periods when returns are attractive, or share repurchases when container returns don’t meet our investment return thresholds. We believe the actions taken and the decisions we have made during the second quarter will provide the momentum to position CAI to achieve enhanced shareholder returns.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	June 30,	December 31,
	2020	2019
Assets
Current assets
Cash	$20,159	$19,870
Cash held by variable interest entities	27,703	26,594
Accounts receivable, net of allowance for doubtful accounts of $3,942 and $7,671
at June 30, 2020 and December 31, 2019, respectively	70,020	72,984
Current portion of net investment in finance leases	75,906	71,274
Prepaid expenses and other current assets	14,880	9,606
Assets held for sale	13,143	37,781
Total current assets	221,811	238,109
Restricted cash	22,188	26,775
Rental equipment, net of accumulated depreciation of $660,418 and $620,990 at June 30, 2020 and December 31, 2019, respectively	1,978,826	2,102,839
Net investment in finance leases	463,251	496,094
Financing receivable	53,821	30,693
Other non-current assets	6,036	7,255
Total assets	$2,745,933	$2,901,765

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$4,557	$4,534
Accrued expenses and other current liabilities	24,365	25,206
Unearned revenue	6,802	6,405
Current portion of debt	251,250	218,094
Rental equipment payable	3,356	25,137
Liabilities held for sale	6,517	8,752
Total current liabilities	296,847	288,128
Debt	1,728,310	1,880,122
Deferred income tax liability	29,161	35,376
Other non-current liabilities	4,148	4,899
Total liabilities	2,058,466	2,208,525

Stockholders' equity
Preferred stock, par value $.0001 per share; authorized 10,000,000
8.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred stock, issued and outstanding 2,199,610 shares, at liquidation preference	54,990	54,990
8.50% Series B fixed-to-floating rate cumulative redeemable perpetual preferred stock, issued and outstanding 1,955,000 shares, at liquidation preference	48,875	48,875
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 17,553,491 and 17,479,127 shares at June 30, 2020 and December 31, 2019, respectively	2	2
Additional paid-in capital	103,342	102,709
Accumulated other comprehensive loss	(6,666)	(6,630)
Retained earnings	486,924	493,294
Total stockholders' equity	687,467	693,240
Total liabilities and stockholders' equity	$2,745,933	$2,901,765

CAI International, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue
Container lease revenue	$69,443	$74,286	$138,556	$149,797
Rail lease revenue	6,282	6,462	12,085	14,343
Total revenue	75,725	80,748	150,641	164,140

Operating expenses
Depreciation of rental equipment	28,846	29,816	55,894	61,599
Impairment of rental equipment	557	7,323	19,724	7,323
Storage, handling and other expenses	6,474	5,199	12,222	10,319
Gain on sale of rental equipment	(2,108)	(265)	(3,722)	(9,097)
Administrative expenses	7,389	8,049	15,053	17,223
Total operating expenses	41,158	50,122	99,171	87,367

Operating income	34,567	30,626	51,470	76,773

Other expenses
Net interest expense	17,595	23,209	37,974	47,063
Other (income) expense	(97)	119	149	157
Total other expenses	17,498	23,328	38,123	47,220

Income before income taxes	17,069	7,298	13,347	29,553
Income tax expense (benefit)	1,113	583	(1,943)	2,732

Income from continuing operations	15,956	6,715	15,290	26,821
Loss from discontinued operations, net of income taxes	(16,582)	(1,221)	(17,246)	(2,753)
Net (loss) income	(626)	5,494	(1,956)	24,068
Preferred stock dividends	2,207	2,207	4,414	4,414
Net (loss) income attributable to CAI common stockholders	$(2,833)	$3,287	$(6,370)	$19,654

Net income from continuing operations attributable to CAI common shareholders	$13,749	$4,508	$10,876	$22,407
Net loss from discontinued operations attributable to CAI common shareholders	(16,582)	(1,221)	(17,246)	(2,753)
Net (loss) income attributable to CAI common stockholders	$(2,833)	$3,287	$(6,370)	$19,654

Net (loss) income per share attributable to CAI common stockholders
Basic
Continuing operations	$0.79	$0.26	$0.62	$1.24
Discontinued operations	(0.95)	(0.07)	(0.99)	(0.15)
Total basic	$(0.16)	$0.19	$(0.37)	$1.09
Diluted
Continuing operations	$0.78	$0.25	$0.62	$1.22
Discontinued operations	(0.94)	(0.07)	(0.98)	(0.15)
Total diluted	$(0.16)	$0.18	$(0.36)	$1.07

Weighted average shares outstanding
Basic	17,470	17,648	17,451	18,098
Diluted	17,601	17,926	17,641	18,401

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net (loss) income	$(1,956)	$24,068
Loss from discontinued operations, net of income taxes	(17,246)	(2,753)
Income from continuing operations	15,290	26,821
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation	56,299	61,623
Impairment of rental equipment	19,724	7,323
Amortization of debt issuance costs	2,312	2,394
Stock-based compensation expense	801	1,421
Unrealized loss on foreign exchange	63	90
Gain on sale of rental equipment	(3,722)	(9,097)
Deferred income taxes	(3,127)	2,135
Bad debt (recovery) expense	(3,582)	687
Changes in other operating assets and liabilities:
Accounts receivable	4,441	1,200
Prepaid expenses and other assets	606	(2,114)
Net investment in finance leases	35,746	32,824
Accounts payable, accrued expenses and other liabilities	(1,146)	(3,568)
Unearned revenue	(394)	(1,862)
Net cash provided by operating activities of continuing operations	123,311	119,877
Net cash provided by (used in) operating activities of discontinued operations	2,315	(1,984)
Net cash provided by operating activities	125,626	117,893
Cash flows from investing activities
Purchase of rental equipment	(32,620)	(231,595)
Purchase of financing receivable	(30,846)	(36,379)
Proceeds from sale of rental equipment	58,467	220,403
Purchase of furniture, fixtures and equipment	(310)	(136)
Receipt of principal payments from financing receivable	2,225	973
Net cash used in investing activities of continuing operations	(3,084)	(46,734)
Net cash used in investing activities of discontinued operations	(1)	(114)
Net cash used in investing activities	(3,085)	(46,848)
Cash flows from financing activities
Proceeds from debt	227,000	468,082
Principal payments on debt	(348,331)	(490,319)
Debt issuance costs	(25)	(496)
Proceeds from issuance of common stock	116	-
Repurchase of common stock	-	(34,118)
Dividends paid to preferred stockholders	(4,414)	(4,414)
Exercise of stock options	113	335
Net cash provided by financing activities of continuing operations	(125,541)	(60,930)
Net cash used in financing activities of discontinued operations	-	-
Net cash used in financing activities	(125,541)	(60,930)
Effect on cash of foreign currency translation	(189)	(77)
Net (decrease) increase in cash and restricted cash	(3,189)	10,038
Cash and restricted cash at beginning of the period	73,239	75,983
Cash and restricted cash at end of the period	$70,050	$86,021

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of June 30,
			2020	2019

Owned container fleet in TEUs			1,597,898	1,553,231
Managed container fleet in TEUs			63,757	69,805
Total container fleet in TEUs			1,661,655	1,623,036

Owned container fleet in CEUs			1,630,054	1,584,456
Managed container fleet in CEUs			79,643	63,492
Total container fleet in CEUs			1,709,697	1,647,948

Owned railcar fleet in units			5,276	5,631

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Average Utilization
Container fleet utilization in CEUs	98.0%	98.8%	98.1%	98.8%
Owned container fleet utilization in CEUs	98.0%	98.8%	98.2%	98.8%
Railcar fleet utilization in units - excluding new units not yet leased	89.6%	88.1%	87.3%	89.3%
Railcar fleet utilization in units - including new units not yet leased	86.6%	84.5%	84.3%	85.7%

			As of June 30,
			2020	2019
Period Ending Utilization
Container fleet utilization in CEUs			97.8%	98.8%
Owned container fleet utilization in CEUs			97.9%	98.8%
Railcar fleet utilization in units - excluding new units not yet leased			88.3%	85.9%
Railcar fleet utilization in units - including new units not yet leased			85.3%	82.4%
Utilization of containers is computed by dividing the total units on lease in CEUs (cost equivalent units), by the total units in our fleet in CEUs.
The total container fleet excludes new units not yet leased and off-hire units designated for sale.
Utilization of railcars is computed by dividing the total number of railcars on lease by the total number of railcars in our fleet.
The impact on utilization of including new units not yet leased in the total railcar fleet has been included in the table above.

CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Conference Call

A conference call to discuss the financial results for the second quarter of 2020 will be held on Thursday, August 6, 2020 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-855-327-6837; outside of the U.S., call 1-631-891-4304. The call may be accessed live over the internet (listen only) under the “Investors” section of CAI’s website, www.capps.com, by selecting “Q2 2020 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” section of our website.

Earnings Presentation

A presentation summarizing our second quarter 2020 results is available on the “Investors” section of our website, www.capps.com.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of June 30, 2020, CAI operated a worldwide fleet of approximately 1.7 million CEUs of containers, and owned a fleet of 5,276 railcars that it leases within North America. CAI operates through 22 offices located in 12 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to: management’s business outlook for the container leasing business, management’s decision to divest of CAI’s non-core businesses and management's outlook for growth of CAI’s leasing investments. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to: utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Contacts

Tim Page, Interim President and Chief Executive Officer
(415) 788-0100
tpage@capps.com